Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-4 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 9, 2023, with respect to the consolidated financial statements of AEON Biopharma, Inc. included in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-269006) and related Prospectus of Priveterra Acquisition Corp. for the registration of the issuance of an additional 2,857,143 shares of Class A Common Stock.

/s/ Ernst & Young LLP

Irvine, California

July 18, 2023